Meeting of Stockholders - Voting Results

On April 24, 2009, the Fund held its Annual Meeting of Stockholders (the “Meeting”) to consider an amendment to the Fund’s Charter and the election of Directors of the Fund. The Meeting was adjourned until June 12, 2009 when a quorum was present. The results of voting were as follows:

Proposal 1: Amendment to the Charter classifying the Board of Directors into three separate classes and making related changes to the Charter (both common and preferred stockholders vote):
	# of Votes Cast	% of Votes Cast
Affirmative	12,818,209	74.33%
Against	4,081,010	23.66%
Abstained	346,387	2.01%
TOTAL	17,245,606	100.00%
Proposal 2: Election of Directors of the Fund:
Election of Joel W. Looney as a Class II Director of the Fund (both common and preferred stockholders vote)	# of Votes Cast	% of Votes Cast
Affirmative	20,113,304	82.71%
Withheld	4,203,799	17.29%
TOTAL	24,317,103	100.00%
Election of Richard I. Barr as a Class III Director of the Fund (both common and preferred stockholders vote)
Affirmative	20,077,678	82.57%
Withheld	4,239,425	17.43%
TOTAL	24,317,103	100.00%
Election of Dr. Dean L. Jacobson as Class I Director of the Fund (both common and preferred stockholders vote)	# of Votes Cast	% of Votes Cast
Affirmative	20,058,977	82.49%
Withheld	4,258,126	17.51%
TOTAL	24,317,103	100.00%
Election of John S. Horejsi as a Class I Director of the Fund (only preferred stockholders vote)
Affirmative	821	87.81%
Withheld	114	12.19%
TOTAL	935	100.00%
Election of Susan L. Ciciora as a Class III Director of the Fund (only preferred stockholders vote)	# of Votes Cast	% of Votes Cast
Affirmative	821	87.81%
Withheld	114	12.19%
TOTAL	935	100.00%